________________________________________________________________
________________________________________________________________




                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C.  20549


                             ________________



                                 FORM 8-K



                              CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



                      Date of Report February 2, 1995



                                                               I.R.S.
Commission                                                    Employer
   File                                      State of      Identification
  Number           Registrant             Incorporation        Number

001-11227  Washington Energy Company        Washington       91-1005304
001-11271  Washington Natural Gas Company   Washington       91-1005303



                 815 Mercer Street, Seattle, Washington 98111
             (Address of Registrant's principal executive offices)
      Registrant's telephone number, including area code:  (206) 622-6767


________________________________________________________________
________________________________________________________________


Item 5. Other Events

On January 26, 1995, Washington Energy Company made the following press release:

QUARTERLY EARNINGS UP 74 PERCENT

  SEATTLE -- Washington Energy Company's quarterly earnings rose 74 percent in the period that ended Dec. 31, 1994, compared to the same quarter one year ago, Chairman, CEO and President William P. Vititoe announced today.

  Earnings for the quarter were $13.3 million, or 56 cents per share.

One year ago, first-quarter earnings were $7.6 million, and earnings per share were 33 cents.

  Vititoe attributed the improvement primarily to the following factors:  1) a rate increase granted in June 1994 for the company's utility subsidiary, Washington Natural Gas Company;

2) colder weather; 3) continuing growth in the number of utility customers; and 4) cost savings resulting from the company's

restructuring and work-force reduction last summer.

  "The improved quarterly results, we believe, indicate that

Washington Energy Company is indeed on the path toward a turn-around,"

Vititoe said.  "We have a long way to go, certainly, and our utility will require further rate relief.  But the strategies we have put in place are beginning to have an impact."

  The company posted a net loss of $40.7 million, or $1.73 per share,

for the 12 months ending Dec. 31.  Vititoe noted that the 12-month results suffered in part because the first six months of operations were without benefit of the June 1994 rate increase.  They also include $42.6 million (after tax) in previously announced one-time charges.



Analysis of quarterly results

  Utility gross margin was up $11 million for the quarter, compared to the same period last year.

  The utility rate increase implemented last June improved the gross margin on gas sales by approximately $6 million, compared to the first quarter last year.

  "The improved margin will benefit us into the future. However,

we're not yet where we need to be in order to earn a competitive rate of return," Vititoe said.  "We will address that concern in a general rate case, which the utility plans to file in March 1995."

  The balance of the increase in utility gross margin reflects colder weather and customer growth, which increased gas sales volumes.

Weather during the quarter was 3 percent colder than in the same period last year, when weather was near normal.  The utility served

21,400 more customers during the quarter, an increase of 5 percent over the comparable period one year ago.

  Utility operating and maintenance costs were down 11 percent for the quarter, primarily as a result of the previously announced restructuring and work-force reduction.  The company employed 12 percent fewer people during the quarter, compared to the same period last year.



Analysis of 12-month results

  Twelve-month results suffered as a result of lower utility rates that were in effect from October 1993 to June 1994, and also because of the previously announced one-time charges.

  "The charges were taken primarily to launch our fundamental strategy, which is to build value for shareowners by refocusing on our core business, Washington Natural Gas," Vititoe said.  "This company remains one of the fastest growing gas utilities in the nation.  The strategies we have in place are designed to restore its earnings capability and bring the value of its growth to the bottom line."

  Washington Natural Gas is the largest natural gas utility in the

Pacific Northwest.  Its service territory, in western Washington state, includes the greater Seattle area, the state capital, and the majority of the state's population and commerce.

  Common stock in the parent company, Washington Energy, trades on the New York Stock Exchange under the symbol, "WEG."



                                    ###



WASHINGTON ENERGY COMPANY
SUMMARY INCOME STATEMENT AND OTHER FINANCIAL DATA
(Dollars in thousands, except per share amounts)
                              3 Months Ended        12 Months Ended
                              December 31 (1)         December 31

                              1994       1993       1994       1993
Washington Energy Company

Operating Revenues
 Regulated utility sales   $149,747   $131,970   $414,184   $388,962
 Merchandise, conservation
  products, and other         6,498     14,473     27,643     67,081
 Oil and natural gas
  production                    ---(2)     ---(2)     ---(2)  24,668(2)

Total operating revenues   $156,245   $146,443   $441,827   $480,711

Operating income           $ 24,230   $ 17,612   $ 32,348   $ 50,279

Loss on merger of oil and
 gas subsidiary                                  $(30,015)

Preferred dividend
 requirement - Washington
 Natural Gas               $ (1,861)  $   (617)  $ (5,214)  $ (2,575)

Income (loss) from
 continuing operations     $ 13,255   $  8,357   $(39,949)  $ 16,098

Discontinued operations,
 net of income taxes       $          $    (47)  $   (752)  $(11,722)

Net income (loss)          $ 13,255   $  8,310   $(40,701)  $  4,376

Preferred dividends             ---          9        ---         84
Premium - preferred
 redemption                     ---        673        ---        673

Earnings (loss) on
 common stock              $ 13,255   $  7,628   $(40,701)  $  3,619

Earnings (loss) per
 common share                   .56        .33      (1.73)       .16
Dividends per
 common share                   .25        .25       1.00       1.30

Average common shares
 outstanding
 (in thousands)              23,737     23,332     23,587     23,183
Book value per share                                10.89      13.63



Capitalization and
Short-Term Debt
 Common                                          $259,606   $319,228
 Preferred                                         90,000     60,000
 Long-term debt                                   290,060    353,260
 Current portion
  LT Debt                                          60,140        280
 Commercial paper
  and notes payable                               121,516    123,638

Total capitalization
 and short-term debt                             $821,322   $856,406


Net plant                                        $789,550   $746,767

Operating Income (Loss)
by Business Segment
 Before Income Taxes
  Regulated utility sales  $ 31,950   $ 21,330   $ 29,684   $ 48,465
  Merchandise, conservation
   products, and other         (104)     1,126     (1,336)     6,974
  Oil and natural gas           ---(2)     ---(2)     ---(2)   5,771
  Other                        (366)      (211)    (1,046)    (3,045)

   Total                   $ 31,480   $ 22,245   $ 27,302   $ 58,165

(1) Results for the quarter are not indicative of what can be expected for a full year of operations because operating revenues and earnings are greatly affected by variations in weather conditions.
(2) The 1994 operating revenues and expenses have been reclassified to other income (expense) due to the merger of the exploration and production subsidiary with Cabot Oil & Gas Corp. in May, 1994, consistent with the presentation of earnings from ownership of Cabot stock.



WASHINGTON ENERGY COMPANY
SUMMARY INCOME STATEMENT AND OTHER FINANCIAL DATA (Continued)
(Dollars in thousands)
                                   3 Months Ended      12 Months Ended
                                 December 31 (1)(3)    December 31 (3)

                                   1994      1993       1994      1993
Washington Natural Gas Company

Operating Revenues
  Firm gas sales                $128,912  $110,820   $345,307  $323,181
  Interruptible gas sales         15,187    16,416     49,989    49,256
  Transportation                   3,062     2,403      9,228     8,442
  Rentals and other                2,586     2,331      9,660     8,083

    Total operating revenues    $149,747  $131,970   $414,184  $388,962

Gross utility margin -
  Gas revenues less gas
    purchases                   $ 62,274  $ 51,915   $165,291  $168,854
  Transportation margin            3,062     2,403      9,228     8,442
    Total margin                $ 65,336  $ 54,318   $174,519  $177,296

Net income (loss)               $ 16,142  $  9,207   $ (1,308) $ 17,351

Gas volumes
(000's of therms)
  Firm gas sales                 234,883   209,692    633,728   621,991
  Interruptible gas sales         48,866    44,921    152,586   137,862
  Transportation                  34,280    35,711    120,994   150,776
    Total gas volumes            318,029   290,324    907,308   910,629

Customers served (average)
  Firm gas sales                 457,461   435,829    448,986   427,620
  Interruptible gas sales          1,041     1,045      1,044     1,051
  Transportation                      50        38         40        47
    Total customers              458,552   436,912    450,070   428,718

  Annual increase
    in customers                                       21,352    22,597

Weather % colder (+)
or warmer (-) than normal
(in terms of degree days)              3%        0%        -8%       -2%

Degree days                        1,753     1,698      4,344     4,692

(1) Results for the quarter are not indicative of what can be expected for a full year of operations because operating revenues and earnings are greatly affected by variations in weather conditions.



Signatures

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         WASHINGTON ENERGY COMPANY


                         by /S/ James P. Torgerson
                         Senior Vice President - Finance,
                         Planning and Development and
                         Chief Financial Officer


                         WASHINGTON NATURAL GAS COMPANY


                         by /S/ James P. Torgerson
                         Senior Vice President - Finance,
                         Planning and Development and
                         Chief Financial Officer


February 2, 1995